EXHIBIT A

                 Funds of First Trust Exchange-Traded Fund VIII

                             As of February 5, 2020


First Trust CEF Income Opportunity ETF
First Trust Municipal CEF Income Opportunity ETF
First Trust TCW Opportunistic Fixed Income ETF
EquityCompass Equity Risk Manager ETF
EquityCompass Tactical Equity Risk Manager ETF
First Trust TCW Unconstrained Plus Bond ETF
First Trust Low Duration Strategic Focus ETF
FT Cboe Vest U.S. Equity  Buffer  ETF - August
FT Cboe Vest U.S. Equity Deep Buffer  ETF - August
FT Cboe Vest U.S. Equity Buffer ETF - November
FT Cboe Vest U.S. Equity  Deep Buffer ETF - November
First Trust Active Factor Large Cap ETF
First Trust Active Factor Mid Cap ETF
First Trust Active Factor Small Cap ETF
FT Cboe Vest U.S. Equity Buffer ETF - February
FT Cboe Vest U.S. Equity Deep Buffer ETF - February